Exhibit 99.2

Shoreline Biosciences and BeiGene Announce Strategic Worldwide Collaboration to Develop and Commercialize Genetically Modified Natural Killer (NK) Cell Therapies

BeiGene has worldwide development and commercialization rights, with Shoreline having an option to retain U.S. and Canadian rights on up to two of four targets

SAN DIEGO, CA, CAMBRIDGE, MA & BEIJING, China – June 9, 2021 — Shoreline Biosciences, Inc., a biotechnology company developing intelligently designed allogeneic off-the-shelf, standardized and targeted natural killer (NK) and macrophage cellular immunotherapies derived from induced pluripotent stem cells (iPSC) for cancer and other serious diseases, and BeiGene, Ltd. (Nasdaq: BGNE; HKEX: 06160), a global biotechnology company, today announced an exclusive worldwide strategic collaboration to develop and commercialize a portfolio of NK-based cell therapeutics with Shoreline’s iPSC NK cell technology and BeiGene’s research and clinical development capabilities for different malignancies.

“BeiGene is a globally recognized biotechnology leader, and we are thrilled to announce our collaboration today,” said Kleanthis G. Xanthopoulos, Ph.D., Shoreline Chairman & CEO. “We look forward to combining our iPSC NK cells with BeiGene’s discovery and clinical development expertise as the parties work to accelerate the development of the next generation of cell therapies for patients around the world.”

Under the terms of the agreement, Shoreline will receive an upfront cash payment of $45 million from BeiGene and will be eligible to receive additional R&D funding, milestone payments and royalties based upon the achievement of certain development, regulatory, and commercial milestones. In the multi-target collaboration, the companies have agreed to work jointly to develop cell therapies for four designated therapeutic targets, with an option to expand the collaboration at a future date. Clinical development will be led by BeiGene globally, with Shoreline responsible for clinical manufacturing. BeiGene will have commercial rights globally, with Shoreline having an option to retain U.S. and Canadian commercialization rights for two targets. In connection with the agreement, BeiGene has an option to acquire an equity stake in Shoreline in its next round of equity financing, subject to specified conditions.

“We are excited to collaborate with Shoreline as BeiGene looks to expand our pipeline of transformative medicines from small molecule and antibody therapeutics to off-the-shelf cell therapies, a compelling area of research that has been primarily out of reach for many of the world’s patients,” said John V. Oyler, Co-Founder, Chairman, and Chief Executive Officer of BeiGene. “We look forward to collaborating with Shoreline, a leading company in developing iPSC-derived allogeneic cell therapies, as we combine our protein engineering technologies with Shoreline’s standardized NK cell therapy technology. We are hopeful that this combination, along with our clinical development expertise for solid tumor and hematologic malignancies, will bring cell therapies to more patients who need them.”

About Shoreline’s iPSC NK cell technology

Shoreline has developed a proprietary platform focused on iPSC-derived natural killer (NK) cells and macrophages that are optimized with precise and rational genetic reprogramming. The Shoreline NK cell and macrophage-based cell therapies are designed to provide an effective and efficient means for targeting and killing tumors as well as repairing tissue homeostasis. Shoreline’s approach, based on the advantage of its iPSC cell engineering and expansion, is being used to create a streamlined, affordable, and scalable manufacturing process that can deliver cell therapy treatments to patients in a more cost-effective, time-saving manner. Shoreline’s technology is at the forefront of regenerative medicine and is being used to develop potential therapies to treat a wide range of diseases including cancer, inflammatory and genetic diseases.

About Shoreline Biosciences

Shoreline is a biotechnology company dedicated to advancing the development of intelligently designed allogeneic off-the-shelf, targeted, and standardized cellular immunotherapies for cancer and other serious diseases. Shoreline is building a pipeline of natural killer (NK) cell and macrophage-cell therapy candidates derived from its deep expertise in iPSC differentiation methods and genetic reprogramming of disease relevant pathways. Shoreline has a strategic manufacturing relationship with the Advanced Cell Therapy Laboratory and is supported by high-quality institutional investors including Boxer Capital, BVF, Commodore, Cormorant, Janus Henderson Investors, Logos, Kite, a Gilead company, Wedbush Healthcare Partners, Stork Capital, and others. Shoreline Biosciences is headquartered in San Diego, CA.

For more information, please visit https://shorelinebio.com/ and engage with us on LinkedIn.

About BeiGene

BeiGene is a global, science-driven biotechnology company focused on developing innovative and affordable medicines to improve treatment outcomes and access for patients worldwide. With a broad portfolio of more than 40 clinical candidates, we are committed to expediting the development of our diverse pipeline of novel therapeutics through collaborations or our own internal capabilities, with the aspirational goal of radically improving access to medicines for two billion more people by 2030. BeiGene is a headquarter-less company by design, with a growing global team of approximately 6,000 colleagues across five continents. To learn more about BeiGene, please visit www.beigene.com and follow us on Twitter at @BeiGeneGlobal.

BeiGene’s Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding future development and potential commercialization of therapeutic candidates using the licensed technology; potential payments to Shoreline Biosciences; the potential of the licensed technology; and the parties’ commitments and the potential benefits of the collaboration. Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene's ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials and marketing approval; BeiGene's ability to achieve commercial success for its marketed products and drug candidates, if approved; BeiGene's ability to obtain and maintain protection of intellectual property for its technology and drugs; BeiGene's reliance on third parties to conduct drug development, manufacturing and other services; BeiGene’s limited operating history and BeiGene's ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates; the impact of the COVID-19 pandemic on the Company’s clinical development, commercial and other operations, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent quarterly report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in BeiGene's subsequent filings with the U.S. Securities and Exchange Commission. All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

Shoreline Biosciences Investor and Media Contact:
Amy Conrad
Juniper Point
(858) 366-3243
amy@juniper-point.com

BeiGene Investor Contact:
Craig West
(857) 302-5189
ir@beigene.com

BeiGene Media Contact:
Liza Heapes or Vivian Ni
(857) 302-5663 or (857) 302-7596
media@beigene.com